For additional information, contact:
T. Heath Fountain
Executive Vice President and
   Chief Financial Officer
(229) 878-2055

HERITAGEBANK OF THE SOUTH AGREES TO PURCHASE ASSETS
AND ASSUME DEPOSITS OF
FIRST SOUTHERN NATIONAL BANK OF STATESBORO, GEORGIA,
IN AN FDIC-ASSISTED TRANSACTION

Albany, Ga. (August 19, 2011) – Heritage Financial Group, Inc. (the "Company") (NASDAQ: HBOS), the holding company for HeritageBank of the South (the "Bank"), today announced that the Bank has entered into a definitive whole-bank purchase and assumption agreement with the Federal Deposit Insurance Corporation (the "FDIC") to acquire substantially all of the assets and assume substantially all of the deposits of First Southern National Bank ("First Southern"), a full-service bank based in Statesboro, Georgia, with total assets of approximately $175 million.  The Office of the Comptroller of the Currency today closed First Southern and appointed the FDIC as receiver.

In the acquisition, HeritageBank of the South will assume approximately $170 million in deposits and acquire $120 million in loans.  In addition to assuming all of the deposits of First Southern, HeritageBank of the South will purchase essentially all of its assets. The FDIC and the Bank have entered into a loss-share agreement under which the FDIC will reimburse HeritageBank of the South for 80% of the losses on First Southern's covered loans and other real estate owned.

The single office previously operated by First Southern in Statesboro will reopen on Saturday, according to its normal operating hours, as a branch of HeritageBank of the South.  Depositors of First Southern will automatically become depositors of HeritageBank of the South, and deposits will continue to be insured by the FDIC up to applicable limits.

First Southern, with a single location in Statesboro, further expands the Bank's footprint in the Statesboro market, increasing to three the number of branch offices there.  The acquisition is expected to boost the Bank's market ranking, in terms of deposit market share, into the top four banks in Statesboro.  HeritageBank of the South will now operate 22 branch locations in South Georgia and North Central Florida.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, Inc., said, "We are pleased to welcome all First Southern's customers to HeritageBank of the South.  Our goal is to make this transition as simple and transparent as possible for all customers and introduce them to the distinctly different style of community banking that our customers have come to expect.  We believe customers will see this difference in the stronger service capabilities we have brought to the Statesboro market, including not only an array of traditional banking products and services, but also a platform for mortgage lending and investment services.  We point out to our new customers that their deposits are safe and fully accessible using their existing account numbers, checks, and debit/ATM cards.  We look forward to forging even stronger relationships with all current First Southern customers in the months and years ahead.

-MORE-

HBOS Acquires First Southern National Bank

August 19, 2011

"With this acquisition, we continue to strategically deploy our capital," Dorminey continued.  "First Southern marks the third FDIC-assisted acquisition we have completed, which, along with our other transactions, have greatly expanded our footprint across southern Georgia and have strengthened our presence in attractive markets such as Statesboro.  These steps have enhanced our regional footprint and have increased our asset base significantly."  Dorminey noted that, considering the Company's strong capital position – with a total risk-based capital ratio of 23.4% at June 30, 2011, the Company remains well positioned to take advantage of possible future acquisition opportunities and FDIC-assisted deals that make sense for HeritageBank of the South's business and markets.

Sterne Agee acted as financial advisor to the Company in this transaction, while Silver, Freedman & Taff, L.L.P. served as legal counsel.

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 22 full-service branch locations, 10 mortgage offices and two investment offices.  As of June 30, 2011, the Company reported total assets of approximately $964 million and total stockholders' equity of approximately $122 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions.  Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

-END-